Exhibit 5.1

Watson, Farley & Williams (New York) LLP
Our reference: 25248.50002/19115232 v3	1133 Avenue of the Americas
New York, New York 10036
Tel (212) 922 2200
Fax (212) 922 1512
April 7, 2010
Teekay Tankers Ltd.
4th Floor, Belvedere Building
69 Pitts Bay Road
Hamilton HM 08
Bermuda
Registration Statement on Form F-3; Final Prospectus dated April 6, 2010
Dear Sirs:
We have acted as special counsel as to matters of the law of the Republic of The Marshall Islands (“Marshall Islands Law”) for Teekay Tankers Ltd. (the “Company”) in connection with the issuance and sale by the Company of up to 8,855,000 shares (the “Shares”) of the Company’s Class A common stock, par value $0.01 per share, pursuant to a registration statement on Form F-3 (No. 333-159807) (the “Registration Statement”), the prospectus dated June 5, 2009 (the “Base Prospectus”), the preliminary prospectus supplement to the Base Prospectus dated April 5, 2010 (together with the Base Prospectus, the “Preliminary Prospectus”) and the final prospectus supplement to the Base Prospectus dated April 6, 2010 (together with the Base Prospectus, the “Final Prospectus”).
In rendering this opinion, we have examined originals or photocopies of all such documents, including (i) the Registration Statement, the Preliminary Prospectus and the Final Prospectus, (ii) the form of the Underwriting Agreement (the “Underwriting Agreement”) to be executed among the Company, Teekay Corporation, Teekay Tankers Management Services Ltd. and the representatives of the underwriters named therein relating to the issuance and sale of the Shares, and (iii) such corporate records, certificates, agreements, documents or other instruments, and such certificates or comparable documents of public officials and of officers and representatives of the Company, its subsidiaries and affiliates, as we have deemed necessary. We have also made inquiries of such officers and representatives of the Company, its subsidiaries and its affiliates, as we have deemed necessary.
In such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity with the original documents of all documents submitted to us as photocopies, that there have been no undisclosed modifications, either written, verbal or otherwise, of any provision of any document reviewed by us in connection with the rendering of the opinions set forth herein, and the completeness of each document submitted to us.
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Teekay Tankers Ltd. April 7, 2010	Page 2
In rendering this opinion, we have also assumed:
(i)	that the issuance and sale of the Shares complies in all respects with the terms, conditions and restrictions set forth in the Preliminary Prospectus and the Final Prospectus and all of the instruments and other documents relating thereto or executed in connection therewith;

(ii)	that the Underwriting Agreement will have been duly and validly authorized by the parties thereto (other than the Company, Teekay Corporation and Teekay Tankers Management Services Ltd.), and executed and delivered by the parties thereto substantially in the form examined by us; and

(iii)	the validity and enforceability of the Underwriting Agreement against the parties thereto.
As to any questions of fact material to our opinion, we have, when relevant facts were not independently established, relied upon the aforesaid certificates or comparable documents and the representations and warranties of the Company contained in the Underwriting Agreement. We have not independently verified the facts so relied on.
This opinion letter is limited to Marshall Islands Law and is as of the date hereof. We expressly disclaim any responsibility to advise of any development or circumstance of any kind, including any change of law or fact that may occur after the date of this opinion letter that might affect the opinions expressed herein.
Based on the facts as set forth in the Preliminary Prospectus and the Final Prospectus, and having regard to legal considerations which we deem relevant, and subject to the qualifications, limitations and assumptions set forth herein, we are of the opinion that when the Shares are issued and delivered against payment therefor in accordance with the Underwriting Agreement, the Shares will be duly authorized, validly issued, fully paid and non-assessable.
We consent to the filing of this opinion as an exhibit to a Report on Form 6-K of the Company and to the reference to our name in the Registration Statement, the Preliminary Prospectus and the Final Prospectus. In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder, nor do we admit that we are experts with respect to any part of the Registration Statement within the meaning of the term “expert” as used in such act or the related rules.
Very truly yours,
Watson, Farley & Williams (New York) LLP